EXHIBIT 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

PULSE BIOSCIENCES, INC.

Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Stockholders
of Pulse Biosciences, Inc.

[•], 2018

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by Pulse Biosciences, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), of shares of common stock, pursuant to non-transferable subscription rights distributed to all stockholders of record (the “Recordholders”) of shares of our common stock, par value $0.001 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on [•], 2018 (the “Record Date”). The subscription rights and Common Stock are described in the prospectus dated [•], 2018 (the “Prospectus”).

In the rights offering, we are offering an aggregate of [•] shares of Common Stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on [•], 2018 (the “Expiration Time”).

As described in the Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one subscription right for each share of Common Stock (each, a “Basic Subscription Right”) owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Basic Subscription Right will allow the holder thereof to subscribe for [•] shares of Common Stock at the cash price of $[•] per full share (the “Subscription Price”) For example, if a stockholder owned [•] shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, it would receive one Basic Subscription Right and would have the right to purchase [•] shares of Common Stock (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) at the Subscription Price.

In the event that Recordholder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Right, Recordholder may also exercise an over-subscription right (the “Over-Subscription Right”, collectively with the Basic Subscription Right, the “Subscription Rights”) to purchase a portion of any shares of Common Stock that are not purchased by other Recordholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Right. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Rights, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Right based on the number of shares each person subscribed for under the Basic Subscription Right. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Right, then such person will be allocated only that number of Unsubscribed Shares for which the person oversubscribed, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Right on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Rights have been fulfilled, whichever occurs earlier.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Right. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Time, if Recordholder wishes to maximize the number of shares Recordholder may purchase pursuant to its Over-Subscription Right, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to Recordholder, assuming that no stockholders other than the Recordholder has purchased any shares of Common Stock pursuant to the Basic Subscription Right and Over-Subscription Right. The Company will eliminate fractional shares of Common Stock resulting from the exercise of the Over-Subscription Right by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will be returned, without interest, as soon as practicable.

The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Right in full at the expiration of the rights offering. The Company will not be able to satisfy its exercise of the Over-Subscription Right if all of our Recordholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Right to the extent sufficient shares of Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights.

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to Recordholder pursuant to the Over-Subscription Right is less than the amount Recordholder actually paid in connection with the exercise of the Over-Subscription Right, Recordholder will be allocated only the number of Unsubscribed Shares available to Recordholder as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.
•	To the extent the amount Recordholder actually paid in connection with the exercise of the Over-Subscription Right is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to Recordholder pursuant to the Over-Subscription Right; Recordholder will be allocated the number of Unsubscribed Shares for which the Recordholder actually paid in connection with the Over-Subscription Right. See “The Rights Offering — Subscription Rights — Over-Subscription Rights.”

The Subscription Rights will be evidenced by a Non-Transferable Subscription Rights Certificate registered in the stockholder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Non-Transferable Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Non-Transferable Subscription Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Instructions as to Use of Pulse Biosciences, Inc. Non-Transferable Subscription Rights Certificates;
3.	A form of letter which may be sent to your clients for whose accounts you hold shares of our Common Stock registered in your name or the name of your nominee;
4.	Beneficial Owner Election;
5.	Nominee Holder Certification; and
6.	A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, as indicated in the Prospectus, you should deliver to the Subscription Agent the properly completed and signed Non-Transferable Subscription Rights Certificate with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Right. The Subscription Agent must receive the Non-Transferable Subscription Rights Certificate with payment of the Subscription Price prior to the Expiration Time. Once a Recordholder has exercised its Subscription Right, such exercise may not be revoked, even if the Recordholder later learns information that it considers to be unfavorable to the exercise of its Subscription Rights.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent for this rights offering, by calling (888) 789-8409 (toll-free). Any questions or requests for assistance concerning the rights offering should be directed to the Subscription Agent.

Very truly yours,

Pulse Biosciences, Inc.

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